EXHIBIT 10.1

                 JOINT STIPULATION OF SETTLEMENT
                 IN THE UNITED STATES DISTRICT COURT
                  MIDDLE DISTRICT OF TENNESSEE
                       NASHVILLE DIVISION

ERRIC WALKER, STEVE RICKETTS,   )
and VICKIE ATCHLEY, on behalf of)
themselves and all others       )    CASE NO. 3-02-1078
similarly situated,             )
                                )    JUDGE TRAUGER
          Plaintiffs,           )
                                )    JOINT STIPULATION
vs.                             )    OF SETTLEMENT
                                )
RYAN'S FAMILY STEAK             )
HOUSES, INC.,                   )
                                )
                    Defendant.  )
________________________________)

     This  Joint Stipulation of Settlement ("Joint Stipulation")

is  made  and  entered  into  by and  between  defendant  RYAN'S

RESTAURANT  GROUP, INC. f/k/a RYAN'S FAMILY STEAK HOUSES,  INC.,

("Ryan's"),  on the one hand, and ERRIC WALKER, STEVE  RICKETTS,

and    VICKIE    ATCHLEY   ("Representative    Plaintiffs"    or

"Plaintiffs"),  on behalf of themselves and  on  behalf  of  all others  similarly  situated  as  hereinafter  more  particularly defined (the "Eligible Class"), on the other hand, in the action pending  in  the  United States District Court  for  the  Middle

District  of  Tennessee (the "Court"), Case No.  3-02-1078  (the

"Action") subject to the terms and conditions hereof.

     1.     Definitions:   For  the  purposes  of   this   Joint

Stipulation,  the  following terms  shall  carry  the  following accompanying definitions:

          a.    "Action":   Walker, et. al.,  v.  Ryan's  Family

Steak  Houses, Inc., United States District Court for the Middle

District of Tennessee (the "Court"), Case No. 3-02-1078.

          b.    "Claim Deadline":  The date by which Claim Forms

must be post-marked or received by the Settlement Administrator,

namely,  60 days from original mailing of Notice, in  order  for

Eligible Class Members to be included in the Settlement Class.

          c.    "Claim  Form":   The  form  attached  hereto  as

Exhibit 2.

          d.    "Claim Share":  The amount of money allocated to

each  Settlement Class Member pursuant to Section 8(d)  of  this

Joint Stipulation.

          e.    "Class  Counsel":  Counsel for  the  Plaintiffs,

Stewart, Estes & Donnell.

          f.     "Complaint":   The  Complaint  filed   by   the

Representative Plaintiffs in the Action.

          g.    "Court":  The United States District  Court  for

the Middle District of Tennessee.

          h.    "Disbursement Date":  The date which is  fifteen

(15) business days after the date upon which the Final Order  of

Dismissal  entered  by  the  Court has  become  final  and  non-

appealable.

          i.     "Eligible   Class"   and/or   "Eligible   Class

Member(s)":  Present and former hourly-paid restaurant employees

(including,  but not limited to, servers, cooks,  meat  cutters,

dishwashers, and other hourly-paid employees) who were  employed by  Ryan's for any period of time between November 12, 1999  and

August 2, 2005 ("Recovery Period").

          j.    "Final Order of Dismissal":  The Order  attached

hereto as Exhibit 4 dismissing with prejudice the claims of  the

Settlement  Class  who  are to be identified  in  a  spreadsheet attached to said Order.

          k.   "Notice":  The Notice of Settlement form attached

hereto as Exhibit 1.

          l.    "Parties":   The Representative  Plaintiffs  and

Ryan's.

          m.    "Questionnaire":  The form  attached  hereto  as

Exhibit 3.

          n.    "Recovery  Period":  November 12,  1999  through

August 2, 2005.

          o.   "Representative Plaintiffs":  The individuals who

are  the  named Plaintiffs on the Complaint filed in the Action;

namely, Erric Walker, Steven Ricketts, and Vickie Atchley.

          p.   "Ryan's Counsel":  Counsel for the Defendant,

Nexsen Pruet, LLC, and Constangy, Brooks & Smith, LLC.

          q.    "Settlement": The agreement between the  Parties

set  forth  in  this  Joint Stipulation and  in  the  settlement confirmation  letter dated February 7, 2006 attached  hereto  as

Exhibit 5.

          r.    "Settlement Administrator": Garden  City  Group,

Inc., ("Garden City"),

P. O. Box 91136, Seattle, Washington 98111-9236.

          s.     "Settlement   Class"   or   "Settlement   Class

Member(s)":  Those Members of the Eligible Class who timely file

Claim Forms.

     2.    On  November 12, 2002, the Representative Plaintiffs,

Erric  Walker, Steve Ricketts, and Vickie Atchley  brought  this lawsuit  in  the  United States District Court  for  the  Middle

District  of  Tennessee against Defendant  Ryan's  Family  Steak

Houses,  Inc., ("Ryan's") on behalf of themselves and all  other past  and  present  similarly-situated restaurant  employees  of

Ryan's  who  were  paid  on  an hourly  basis  in  any  position

(including,  but not limited to, servers, cooks,  meat  cutters,

dishwashers,  and  other hourly-paid employees),  alleging  that they  are  owed unpaid wages and overtime pay under the  federal

Fair Labor Standards Act ("FLSA").

     Ryan's  denies  Plaintiffs'  allegations  and  denies   any

wrongdoing,  and has vigorously opposed the claims made  against

it.   This  Settlement  is a compromise of disputed  claims  and defenses  and  should  not  be  construed  as  any  evidence  of wrongdoing whatsoever by Ryan's.

     3.   The Parties have conducted significant investigation of

the  facts  and law during the prosecution of this Action.   Such

investigation   has  included,  inter  alia,  the   exchange   of

information   pursuant   to  informal   and   formal   discovery;

depositions  of the Representative Plaintiffs, and  of  corporate representatives  of  Ryan's and EDSI (Ryan's arbitration  service

provider);   extensive  interviews  and/or  surveys  of   certain

Eligible Class Members; numerous meetings and conferences between representatives  of  the  Parties,  and  interviews  of  numerous

potential  witnesses.   Class Counsel  and  Ryan's  Counsel  have

further  investigated the applicable law as applied to the  facts discovered regarding the causes of action and damages claimed  in the Action, and the potential defenses thereto.  In addition, the

Parties  engaged in an extensive session of mediated  negotiation of  this  dispute conducted by Attorney Hunter Hughes in Atlanta,

Georgia, on September 22, 2005, and thereafter continued  intense and  arms-length negotiations for a period of five  months  which culminated in this Settlement.

      In  addition to investigation and discovery related to  the merits  of  the  Action,  the Parties  vigorously  litigated  the validity of arbitration agreements entered between Eligible Class

Members and EDSI, which resulted in two reported decisions, viz.,

Walker  v. Ryan's Family Steak Houses, Inc., 289 F. Supp. 2d  916

(M.D.  Tenn.  2003),  and Walker v. Ryan's Family  Steak  Houses,

Inc.,  400  F. 3d 370 (6th Cir. 2005).  Litigation of this  issue culminated  in a Petition for Certiorari filed by Ryan's  in  the

United  States  Supreme Court in which Ryan's asked  the  Supreme

Court  to  review and overturn this Court and the  Sixth  Circuit

Court  of  Appeals decisions, which Petition was  denied  at  126

S.Ct. 730 (2005).

     4.    The  Parties  desire fully, finally,  and  forever  to

settle, compromise, and discharge the disputes and claims arising from  or  raised  in the Complaint, and intend to accomplish  the full  and  complete settlement and release of certain  claims  of

Settlement Class Members related to this Action as set  forth  in

Section 16.

     5.   Eligible Class Member(s) are eligible to participate in

this  Settlement  by  virtue of having been  employed  by  Ryan's during the Recovery Period, and by meeting the other requirements of the Settlement.

     6.   Class Counsel have formally and informally investigated

the  facts  of the Action, including extensive interviews  and/or surveys of Eligible Class Members and depositions of the parties,

including the Representative Plaintiffs and persons designated by

Defendants  as  those  persons most knowledgeable  regarding  the nature  and  size  of the Eligible Class and the  average  wages,

positions, and workweeks worked by Eligible Class Members  during the  Recovery  Period.  Class Counsel has diligently investigated

the  claims asserted in the Complaint against Ryan's.   Based  on

their own independent investigation and evaluation, Class Counsel is  of  the  opinion  that the Settlement  is  fair,  reasonable,

adequate, and is in the best interest of the Settlement Class  in light of all known facts and circumstances, including the risk of significant  delay, further litigation and the numerous  defenses and  the  actual  and  potential issues Ryan's  is  and/or  would

assert,    including   decertification   of   the   conditionally

"certified" similarly situated class.

     7.    The  Parties agree to cooperate and to take all  steps

reasonable,  necessary and appropriate to dismiss with  prejudice the Complaint, and all causes of action contained therein, so  as to  avoid the necessity of further expense and litigation in  the above-referenced matter.

                      TERMS AND SETTLEMENT

     8.     NOW,  THEREFORE,  in  consideration  of  the   mutual

covenants, promises and warranties set forth herein, the  Parties agree as follows:

          a.    That the Action and all claims for minimum  wages

or  overtime during the Recovery Period for all Settlement  Class

Members  who  participate in this Settlement,  whether  based  on federal  or  state  laws, will be dismissed on  the  merits  with prejudice, subject to the terms and conditions set forth in,  and approval by the Court of, this Joint Stipulation.

          b.    Neither Party shall have the right to appeal  any

order approving this Joint Stipulation, and all parties expressly waive the right to appeal such order.

           c.   In consideration for the release of claims by the

Settlement Class, Ryan's agrees to create a settlement fund of no less than Two Million Dollars ($2,000,000), and no more than Nine

Million  Dollars ($9,000,000), from which Eligible Class  Members who  timely  file  a Claim Form will be paid.  The  total  amount

Ryan's  actually  ends  up  paying  will  depend  on  the  actual participation level in the Settlement by Eligible Class  Members;

however,  in  no event will the total amount paid  by  Ryan's  to

Settlement  Class  Members  be  less  than  Two  Million  Dollars

($2,000,000),   or  exceed  Nine  Million  Dollars  ($9,000,000).

Settlement Class Members will receive a portion of the settlement fund based upon the following formula.

           d.   Ryan's agrees to pay Settlement Class Members  an

amount   equivalent  to  $18.25  for  each  workweek  of   active

employment  with Ryan's during the Recovery Period, provided  the

participation  rate  is  such  that  the  aggregate   claims   of

Settlement  Class  Members  total  between  Two  Million  Dollars

($2,000,000) and Nine Million Dollars ($9,000,000).   The  number

of  workweeks allocated to each Settlement Class Member  will  be determined  by Ryan's payroll records, and will be equal  to  the number  of  workweeks for which the employee received a  paycheck

for  hours  actually worked during the Recovery Period.   In  the

event  the participation level is such that the aggregate  claims made  by  Settlement Class Members total less  than  Two  Million

Dollars  ($2,000,000),  the Claim Shares received  by  Settlement

Class Members will exceed $18.25 per workweek.  In the event  the participation  rate  is such that the aggregate  claims  made  by

Settlement  Class  Members total more than Nine  Million  Dollars

($9,000,000),  the  amount received by Settlement  Class  Members will  be  less  than $18.25 per workweek.  The  amounts  paid  to

Settlement Class Members will be paid without offset or deduction for litigation costs, attorneys' fees, enhancement awards, or the costs  of  administering  this Settlement;  however,  appropriate taxes will be withheld in accordance with Section 14(b).

     9.    Ryan's agrees to pay the cost of mailing the Notice to

approximately 264,000 Eligible Class Members, and agrees to  hire and  pay  the  Settlement  Administrator  to  provide  additional settlement  administration services and to handle  the  remaining

claims  process.   None  of the settlement  administration  costs

incurred in this case will be paid by Settlement Class Members or deducted  from any sum Ryan's is obligated to pay as a result  of this Settlement.

     10.  Ryan's agrees that Settlement Class Members will pay no costs or attorneys fees from their Claim Shares or otherwise, and that  Ryan's  will  pay costs and attorneys' fees  separate  from

amounts  received  by Settlement Class Members.   The  attorneys'

fees  and  costs  Ryan's has agreed to pay  are  based  upon  the considerable work Class Counsel has performed, and will  continue to  perform  into the foreseeable future, on behalf of Settlement

Class  Members.   Specifically,  Plaintiffs'  Counsel  have  been

investigating  and  working on this lawsuit since  calendar  year

1999, and have spent thousands of hours working on all aspects of

this  case,  including  successfully  opposing  a  Petition   for

Certiorari filed by Ryan's in the United States Supreme Court  in which Ryan's asked the Supreme Court to review and overturn  this

Court's  and  the  Sixth  Circuit  Court  of  Appeals'  decisions

invalidating  arbitration  agreements  between  Ryan's/EDSI   and

Eligible  Class Members.  Based upon the work performed by  Class

Counsel  and  the success achieved on behalf of Settlement  Class

Members, Ryan's agrees to pay Class Counsel between Three and One-

Half  Million ($3,500,000) and Four and One-Half Million  Dollars

($4,500,000)1  for  all  attorneys'  fees,  costs,  and  expenses incurred  in  connection with Class Counsels' work in  this  case since 1999 through the conclusion of this case and the resolution of  the settlement administration process.  Ryan's has agreed  to pay these fees, costs and expenses in addition to amounts paid to

Settlement Class Members; therefore, no portion of the attorneys'

fees,  costs or expenses will be paid by Settlement Class Members or deducted from the Settlement proceeds.

     11.  Ryan's agrees to pay an additional One Hundred Thousand

Dollars   ($100,000)  in  enhancement  payments   divided   among

approximately  43  Settlement Class Members who  opted-into  this case  early  on  and  who  provided timely  assistance  and  help essential  in  producing  a favorable result  on  behalf  of  the

Settlement  Class  by  participating in  the  discovery  process,

giving depositions under oath, providing evidentiary support  for the  case,  submitting  declarations,  counseling  and  attending meetings with Class Counsel, making strategic decisions on behalf of  the  class, assisting in and/or attending mediation  sessions

with  Ryan's,  and  providing  other  necessary  assistance   and

services.   Ryan's  agrees to pay these enhancement  payments  in

addition to amounts paid to Settlement Class Members and to Class

Counsel;  therefore, no portion of the enhancement payments  will be  paid by participants in this Settlement or deducted from  the

Settlement proceeds.

                  THE SETTLEMENT ADMINISTRATOR

     12.   a.   The Settlement Administrator shall be Garden City

Group,   Inc.,  ("Garden  City"),  P.  O.  Box  91136,   Seattle,

Washington  98111-9236.  In the event Garden City  is  unable  to serve  as Settlement Administrator, Ryan's and/or Ryan's  Counsel

shall  select,  with the consent of Class Counsel  which  consent shall  not unreasonably be withheld, another individual or entity to administer the Settlement (the "Settlement Administrator").

          b.    Ryan's  shall timely provide all  records  and/or

information to the Settlement Administrator necessary  to  permit

the  expeditious  and  proper  performance  of  its  duties.   In

addition  to  any  other duties or obligations outlined  in  this

Joint  Stipulation,  the  duties of the Settlement  Administrator shall  include:  (i)  the  mailing of Notices,  Claim  Forms  and

Questionnaires to Eligible Class Members; (ii) taking  all  steps reasonably  necessary to ensure that each Eligible  Class  Member timely  receives  a  Notice, Claim Form and Questionnaire;  (iii)

communicating  with  Eligible  and/or  Settlement  Class  Members regarding  the  claims  process,  corrections  and/or  additional information  needed  for Claim Forms, or for  any  other  reasons deemed  reasonably necessary by the Settlement  Administrator  in order  to  ensure that the highest percentage of  Eligible  Class

Members  receive  the Notice, Claim Form and  Questionnaire,  and that  Eligible  Class  Members who wish to  participate  in  this

Settlement  are  permitted  to do so;  (iv)  the  utilization  of available  methods  to  ensure the most up-to-date  and  accurate addresses  for  Eligible  Class Members; (v)  conducting  address searches  on all returned, undelivered mail in a timely  fashion,

and  re-mailing  Notices,  Claim  Forms  and  Questionnaires   to

Eligible  Class  Members  for  whom  addresses  are  found;  (vi)

providing   toll-free   interactive  voice  recording   telephone

support,  which  includes an option for accessing  live  operator

assisted  support  during  regular  business  hours;  (vii)   the

maintenance  of any database deemed reasonably necessary  by  the

Settlement  Administrator  to  fulfill  its  duties;  (viii)  the

receipt   and   control  of  all  returned  Claim  Forms   and/or

Questionnaires and documentation of same; (ix) the calculation of

Claim  Shares;  (x)  the timely mailing and,  if  necessary,  re-

mailing  of Claim Share checks to Settlement Class Members;  (xi)

any  and  all  other  duties as agreed  to  or  as  is  necessary consistent  with  the  terms, purposes and goals  of  this  Joint

Stipulation.

          c.     Neither   Ryan's  nor  Plaintiffs,   nor   their

respective  Counsel,  shall  interfere  in  any  way   with   the

performance  of  the Settlement Administrator's duties  with  the purpose  and/or  effect  of limiting or attempting  to  limit  or interfere  with the submission or receipt of Claim  Forms  and/or

Questionnaires from Eligible Class Members, or with the inclusion of  Eligible  Class  Members  desiring  to  participate  in  this

Settlement.   Neither Party shall engage in conduct  intended  to

materially  affect the level of participation of  Eligible  Class

Members  or the opt-in rate.  Class Counsel shall not  engage  in any  conduct  which  could adversely and  materially  affect  the completion  and/or  return of the Questionnaire  that  is  to  be mailed with the Notice and Claim Forms.

          d.    All  disputes, if any, relating to the Settlement

Administrator's ability to perform its duties shall  be  referred to  the  Court, which will have continuing jurisdiction over  the terms and conditions of this Joint Stipulation.

            SETTLEMENT ADMINISTRATION/CLAIMS PROCESS

     13.   a.    Within  fifteen (15) business days  after  Court

approval  of  this  Joint Stipulation, the  Notice  in  the  form attached  hereto  as Exhibit 1, Claim Form in the  form  attached hereto  as Exhibit 2,2 and the Questionnaire in the form attached hereto as Exhibit 3 shall be forwarded, via first class mail,  by the  Settlement  Administrator  to  each  Eligible  Class  Member

contained   in   the   database  furnished  to   the   Settlement

Administrator  by Ryan's, which database shall include  at  least

263,844 Eligible Class Members.

           b.    The parties further agree that the Questionnaire

attached  as  Exhibit 3 will be mailed to Eligible Class  Members with the Notice and Claim Form (Exhibits 1 and 2).  A postage pre-

paid  envelope addressed to the Settlement Administrator will  be provided to Eligible Class Members (at Ryan's expense) for use in

mailing   completed  Questionnaires  and  Claim  Forms   to   the

Settlement  Administrator.   Ryan's agrees  that  completion  and

return  of  the  Questionnaire by Eligible  or  Settlement  Class

members   is   entirely   voluntary;  that   responses   to   the

Questionnaire cannot (and will not) be used in the administration

of   the  settlement  claims  process;  that  responses  to   the

Questionnaire  cannot  (and will not) be used  to  challenge  any

Eligible  or  Settlement  Class  Member's  choice  or  right   to

participate  in  the  Settlement;  and  that  responses  to   the

Questionnaire cannot (and will not) be used by Ryan's as a  basis to  initiate any civil, criminal, administrative or other  action against Eligible Class Members, Settlement Class Members,  and/or

any other individual who responds to the Questionnaire.

           c.    Within  ten (10) days following the  mailing  of

Exhibits  1-3,  the Settlement Administrator shall provide  Class

Counsel  with  a  certification verifying  the  total  number  of potentially recoverable workweeks set forth and/or identified on

Claim Forms mailed to Eligible Class Members.

          d.   For an Eligible Class Member to participate in the

Settlement  Class,  he  or  she must  sign,  date  and  mail  the completed  Claim Form by postage pre-paid U.S. first class  mail,

send  it  by  fax,  or otherwise forward the Claim  Form  to  the

Settlement Administrator prior to the Claim Deadline; except that the  Claim  Form of any Eligible Class Member which was  returned undeliverable  after the initial mailing, and thereafter  is  re-

mailed  by  the  Settlement  Administrator  within  the  21  days preceding the Claim Deadline, will be accepted as timely if it is transmitted or mailed to the Settlement Administrator within  the

15-day  period  following the Claim Deadline.  The U.S.P.S.  date stamp,  or  other  documented transmittal  date,  will  determine timeliness of submissions.

          e.   The Settlement Administrator will run the Eligible

Class Member contact/address list through the National Change  of

Address Data Base maintained by the U.S.P.S. prior to the mailing of  the Notices and Claim Forms.  In addition, Class Counsel will be  permitted  to  supply  the Settlement  Administrator  updated contact  information for the current Plaintiffs who have opted-in to  the Action.  Ryan's will provide the Settlement Administrator with  the social security numbers of those Eligible Class Members whose Notices, Claim Forms and Questionnaires are returned to the

Settlement  Administrator as undeliverable by the  U.S.P.S.;  the

Settlement Administrator will utilize this additional information in  an effort to obtain current mailing address information,  and will then conduct one additional re-mailing of the Notices, Claim

Forms  and  Questionnaires based on corrected  mailing  addresses resulting from this process.

          f.    The Settlement Administrator shall provide copies

of  the filed Claim Forms to Class Counsel in batches as they are received on a weekly basis, along with any accompanying documents or other material received from Eligible Class Members, excluding returned Questionnaires.

          g.    Eligible or Settlement Class Members who  dispute

their dates of employment or the number of active workweeks  with

Ryan's   during  the  Recovery  Period  must  provide  convincing

documentary  or  other  evidence (other than  an  unsubstantiated belief  or memory) that will establish that the date(s) indicated

on  the Claim Form are incorrect; otherwise, Ryan's records  will be  presumed  to be correct.  Ryan's agrees to provide  to  Class

Counsel the actual payroll and employment records of Eligible  or

Settlement Class Members who dispute the accuracy of their  Claim

Form information, or who did not receive a Claim Form but claim a right to participate in the Settlement.  In the event of any such disputes,  the  Settlement Administrator  shall  make  the  final determination,  subject to review, if necessary,  by  the  Court.

Additionally, Ryan's and/or the Settlement Administrator agree to

provide  Claim  Form  data3  to  Class  Counsel  to  verify   the

eligibility and entitlement, if any, of a) Eligible Class Members who  contact  Class  Counsel  regarding  the  Settlement  and  b)

Settlement Class Members and/or persons who file Claim Forms.

          h.    Within  twenty  (20)  days  following  the  Claim

Deadline,  the  Settlement Administrator shall provide  to  Class

Counsel  and  Ryan's  Counsel (and the  Court,  if  requested)  a declaration of due diligence and proof of mailing certifying  (i)

the  mailing  of  Notices,  Claim  Forms  and  Questionnaires  to

Eligible  Class  Members; (ii) attempts to locate Eligible  Class

Members;  (iii)  the  total  number  of  potentially  recoverable workweeks  set forth and/or identified on Claim Forms  mailed  to

Eligible  Class  Members; (iv) the total  number  of  recoverable workweeks actually claimed by Settlement Class Members;  and  (v)

that  a  spreadsheet  attached to such  declaration  contains  an accurate listing of the identities of the Settlement Class.

          i.    As  soon as practicable following receipt of  the

Settlement Administrator's declaration described in Section 13(h)

and prior to the mailing of settlement checks to Settlement Class

Members,  the Parties shall file the Final Order of Dismissal  in the  form  attached hereto as Exhibit 4, which shall  attach  and incorporate  the spreadsheet described in Section 13(h)(v)  which sets  forth the identities of the Settlement Class Members  whose claims are being dismissed with prejudice.

              PAYMENTS TO SETTLEMENT CLASS MEMBERS

     14.    a.     On   the  Disbursement  Date,  the  Settlement

Administrator shall send settlement checks constituting  the  net

(after  withholding)  Claim  Share amounts  to  Settlement  Class

Members via first class mail.  Such settlement checks shall  note on their face that they are void if not cashed within ninety (90)

days of issuance.

          b.   The Parties agree that IRS Forms W-2 and 1099 will

be   distributed  to  Settlement  Class  Members  reflecting  the payments they receive under the Settlement, and that one-half  of the settlement sum received by such Settlement Class Members will be  considered as taxable wages from which withholdings  will  be made,  while  the  remaining half will be  considered  liquidated damages from which no withholding will be made.

          c.   In the event settlement checks are returned to the

Settlement   Administrator  with  a   forwarding   address,   the

Settlement  Administrator shall promptly re-mail such  checks  to

     Settlement  Class Members at the newly identified forwarding

addresses.   If unclaimed checks representing claimed  settlement

funds   remain   even  after  such  re-mailing,  the   Settlement

Administrator  shall  promptly notify Class  Counsel  as  to  the identity  of  all  Settlement Class Members  who  have  unclaimed

checks.   Class  Counsel  shall have forty-five  (45)  days  from

notification of such unclaimed checks within which to provide the

Settlement  Administrator with corrected  mailing  addresses  for

such   unclaimed  checks.   The  Settlement  Administrator  shall

conduct  one additional remailing of unclaimed settlement  checks for  each  Settlement Class Member that Class Counsel provides  a corrected mailing address. If the Settlement Class Member  cannot thereafter  be  located, or Settlement Class Member  Claim  Share

checks  remain  uncashed  after  they  have  expired,  then   the

Settlement  Class  Member's Claim Share shall  be  forfeited  and

Class  Counsel  shall make a distribution of the Claim  Share  to

National CASA (Court Appointed Special Advocates for Children), a

duly   registered  Section  501(c)(3)  charity   and   non-profit

organization.

            d.     As   soon   as  practicable,  the   Settlement

Administrator  shall provide to Class Counsel and Ryan's  Counsel

(and  the  Court,  if  requested)  a  declaration  verifying  the identities of Settlement Class Members to whom settlement  checks were  mailed,  the  date(s) of mailing, and  the  amount  of  the checks.

     PAYMENT OF ENHANCEMENT AWARDS AND COSTS/ATTORNEYS FEES

     15.    a.     On   the  Disbursement  Date,  the  Settlement

Administrator  and/or Ryan's shall forward to  the  attention  of

Class   Counsel  separate  checks  constituting  the  enhancement

payments described in Section 11 (totaling $100,000) made payable to  the  approximately 43 recipients thereof  in  amounts  to  be provided  by Class Counsel.  These payments shall be in  addition to  any  Claim Share the recipients of such enhancement  payments may  receive  based  on his or her status as a  Settlement  Class

Member.

           b.    Class  Counsel shall be solely  responsible  for

distributing the checks constituting enhancement payments to  the

recipients  thereof.   If a recipient of an  enhancement  payment

cannot be located by Class Counsel within a reasonable period  of time, then his or her enhancement payment shall be forfeited, and

Class   Counsel  shall  make  a  cy-pres  distribution  of   such

enhancement  payment  to National CASA (Court  Appointed  Special

Advocates  for  Children),  a duly registered  Section  501(c)(3)

charity and non-profit organization.

           c.    The  Parties agree that IRS Forms 1099  will  be

distributed to the recipients of enhancement payments  reflecting the  amount  of enhancement payments made to them;  none  of  the enhancement  payments shall be treated as damages for  wages  and shall be subject to 1099 reporting only.  IRS Forms 1099 will  be sent  to  Class  Counsel  reflecting  the  amount  of  costs  and attorneys'  fees  paid to Class Counsel by Ryan's  in  connection with  this  settlement; the Parties acknowledge  and  agree  that these  costs and attorneys' fees are being paid directly to Class

Counsel in lieu of any statutory claim that the Settlement  Class

Members  might  have for the recovery or reimbursement  of  their reasonable attorneys' fees and costs.

            d.     On   the  Disbursement  Date,  the  Settlement

Administrator and/or Ryan's shall pay Class Counsel's  attorneys'

fees, costs and expenses (collectively, the "Attorneys' Fees") in an amount determined in accordance with Section 10.

          e.   Although the Attorneys' Fees will be paid directly

to  Class  Counsel by Ryan's and/or the Settlement Administrator,

separate  from  the  Claim Shares paid to the  Settlement  Class,

Ryan's  has been advised by its tax advisors that it must  report the  Attorneys'  Fees  paid to Class Counsel  as  income  to  the

Settlement  Class Members.  Therefore, Ryan's will  send  a  Form

1099  to  the IRS and to each Settlement Class Member  reflecting that Member's pro rata share of the total Attorneys' Fees paid to

Class Counsel by Ryan's; each Settlement Class Member's pro  rata share  shall  be  determined by multiplying the total  Attorneys'

Fees  paid to Class Counsel by a fraction, the numerator of which shall  be  the  dollar amount of the particular Settlement  Class

Member's  Claim  Share, and Enhancement Award, if  any,  and  the

denominator of which is the sum of the total amount of all  Claim

Shares  paid  to the Settlement Class pursuant to  Section  8(d),

plus  the  $100,000 Enhancement Award payments paid  pursuant  to

Section  15(a).   This Form 1099 shall be separate  from  and  in

addition  to  the Form 1099 sent to the Settlement Class  Members pursuant  to Section 14(b), although they may be mailed together,

and  shall  be  accompanied  by the  letter  from  Class  Counsel attached hereto as Exhibit 7.

                      RELEASE BY THE CLASS

     16.   Contingent  upon the performance  by  Ryan's  and  the

Settlement   Administrator  of  their   respective   undertakings

pursuant to this Joint Stipulation, including but not limited  to the  payment to the Settlement Class Members of their  respective

Claim Shares, all claims for minimum wages and/or overtime during the  Recovery  Period for all Settlement Class  Members,  whether based  on  federal  or state laws (as well as  derivative  claims related thereto such as attorneys' fees, liquidated damages,  and interest), are being released as part of the Settlement, and  the claims  asserted in the Action will be dismissed  on  the  merits with prejudice.  All Settlement Class Members will thereafter  be barred  from instituting or prosecuting any other action  against

Ryan's asserting or relating to any of the released claims.   The

release  does not apply to unrelated claims, such as  claims  for wrongful  discharge, retaliation, workers compensation, or  other claims  other  than those for unpaid overtime  and  minimum  wage claims  (as  well  as derivative claims related thereto  such  as attorneys' fees, liquidated damages, and interest) arising during the  Recovery Period of November 12, 1999 to August 2, 2005;  nor

does  it apply to any claims pertaining to events occurring after the Recovery Period.

          DUTIES OF THE PARTIES PRIOR TO COURT APPROVAL

     17.   Promptly  upon the Parties' execution  of  this  Joint

Stipulation, the Parties shall apply to the Court for  the  entry of an Order, attached as Exhibit 6, seeking the following:

          a.    Approval  of this Joint Stipulation  and  of  the

Settlement described herein.

          b.   Approval  as  to form and content of the  proposed

               Notice attached hereto as Exhibit 1.

          c.   Approval  as  to form and content of the  proposed

               Claim Form attached hereto as Exhibit 2.

          d.   Approval  as  to form and content of the  proposed

               Questionnaire attached hereto as Exhibit 3.

          e.   A  direction  to mail the Notice, Claim  Form  and

               Questionnaire  by  first class  mail  to  Eligible

               Class Members.

            NO RETALIATION OR INTIMIDATION PERMITTED

     18.   Ryan's has agreed: that it will not contact  employees

eligible  to  participate in this Settlement for the  purpose  of attempting  to influence them or to cause them not to participate in  this Settlement; that it will not take any adverse employment action,  or  otherwise target, retaliate or discriminate  against any  employee who elects or indicates an intention to participate in  this  Settlement because of their decision to participate  or not  participate  in  this Settlement;  and  that  its  officers,

directors,  management employees and/or agents,  will  use  their

best   efforts  neither  to  make  nor  cause  to  be  made   any

communication,  either directly or indirectly,  whether  written,

verbal,  electronic,  or  otherwise,  to  any  Ryan's  management personnel  which would permit the identification of any  employee who  elects or declines to participate in the Settlement.  Ryan's will  treat  the  decision of individual employees  to  elect  or decline  to  participate in the Settlement as  confidential,  and will disclose such decision only on a "need to know" basis, or as may be required by law.

                       PARTIES' AUTHORITY

     19.   The signatories hereto hereby represent that they  are

fully  authorized to enter into this Joint Stipulation  and  bind

Ryan's and Plaintiffs to the terms and conditions hereof.

                     MUTUAL FULL COOPERATION

     20.   Ryan's  and Plaintiffs agree to cooperate  fully  with

each  other  to  accomplish the terms of this Joint  Stipulation,

including but not limited to, executing such documents and taking such other action as may reasonably be necessary to implement the terms of this Joint Stipulation.  Ryan's and Plaintiffs shall use their  best  efforts  to  effectuate the goals,  obligations  and duties  contemplated in this Joint Stipulation, or  as  otherwise required by the Court.  As soon as practicable after execution of this Joint Stipulation, both Ryan's and Plaintiffs will take  all reasonably necessary steps to secure the Court's approval of this

Joint  Stipulation.   Further, Ryan's  and  Plaintiffs  agree  to

cooperate in the settlement administration and claims process.

                       ENFORCEMENT ACTIONS

     21.  In the event that Ryan's or any Settlement Class Member or  Plaintiff institutes any legal action, arbitration  or  other proceeding  against the other to enforce the provisions  of  this

Joint  Stipulation or to declare rights and/or obligations  under this Joint Stipulation, the successful litigant shall be entitled to  recover  from the unsuccessful litigant reasonable attorneys'

fees  and  costs,  including  expert  witness  fees  incurred  in connection  with  any enforcement action.  In  the  event  Ryan's fails  to timely pay or fund the monies it is required to pay  by terms of this Joint Stipulation, Plaintiffs may, at their option,

declare all agreements or Joint Stipulations regarding settlement between the Parties null and void or, alternatively, enforce  the provisions of this Joint Stipulation.

                          CONSTRUCTION

     22.    Ryan's  and  Plaintiffs  agree  that  the  terms  and

conditions  of this Joint Stipulation are the result of  lengthy,

intensive  arms-length negotiations between them, and  that  this

Joint  Stipulation shall not be construed in favor of or  against either  Ryan's  or Plaintiffs by reason of the  extent  to  which they,  or  their respective counsel, participated in the drafting of this Joint Stipulation.

                  CAPTIONS AND INTERPRETATIONS

     23.   Paragraph  titles  or captions  contained  herein  are

inserted as a matter of convenience and for reference, and in  no way  define,  limit, extend or describe the scope of  this  Joint

Stipulation  or any provision hereof.  Each term  of  this  Joint

Stipulation is contractual and not merely a recital.

                          MODIFICATION

     24.  This Joint Stipulation may not be changed, altered,  or modified,  except in writing and signed by Ryan's and Plaintiffs,

or  by  their  respective  duly authorized  agents.   This  Joint

Stipulation  may  not  be  discharged except  by  performance  in accordance  with its terms or by a writing signed by  Ryan's  and

Plaintiffs, or by their respective duly authorized agents.

               INCORPORATION OF SETTLEMENT LETTER

     27.  This Joint Stipulation incorporates, and is intended to be  read  consistently and in pari materia with,  the  terms  set forth  in  the  Parties'  settlement  confirmation  letter  dated

February  7, 2006 (and Exhibits A-C which accompany it), attached hereto as Exhibit 5.

                       BINDING ON ASSIGNS

      28.  This Joint Stipulation shall be binding upon and inure to  the  benefit  of Ryan's and Plaintiffs and  their  respective

heirs,   trustees,  executors,  administrators,  successors   and

assigns.

                          COUNTERPARTS

     29.  This Joint Stipulation may be executed in counterparts,

including   fax  counterparts,  and  when  at  least   one   such

counterpart has been signed and delivered, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Joint Stipulation, which shall be binding upon and effective as to Ryan's and Plaintiffs.


DATED:  March 17, 2006        M. REID ESTES, JR.
                              STEWART, ESTES & DONNELL


                              By: /s M. Reid Estes, Jr.
                                  M. Reid Estes, Jr.

                              Attorneys  for  the  Representative
                              Plaintiffs
                              and the Class






DATED:    March 17, 2006      E. GRANTLAND BURNS, ESQ.
                              NEXSEN PRUET, LLC


                              By:  /s  E.  Grantland Burns  (With
                              Permission)
                                   E. Grantland Burns, Esq.

                              James M. Coleman, Esq.
                              Constangy, Brooks & Smith, LLC

                              William A. Blue, Esq.
                              Constangy, Brooks & Smith, LLC

                              Attorneys for the Defendant
_______________________________
1 The amount paid as costs/attorneys' fees to Class Counsel will be determined based upon the level of Eligible Class Member participation and in accordance with the Parties' settlement confirmation letter dated February 7, 2006, attached hereto as
Exhibit 5.
2 The Parties anticipate that modest, mutually consensual revisions to these Exhibits may be necessary to conform to the realities of, or changes in, the claim process as suggested by the Settlement Administrator or otherwise.
3   "Claim  Form  data" refers to the payroll  and/or  employment history  in  the  format  provided by Ryan's  to  the  Settlement
Administrator.